                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ___________

                                   FORM 10/A
                                Amendment No. 2

                  GENERAL FORM FOR REGISTRATION OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR 12(g) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                      SECURITY CAPITAL GROUP INCORPORATED
            (Exact name of registrant as specified in its charter)


              Maryland                                     36-3692698
    (State or other jurisdiction of                     (I.R.S. employer
    incorporation or organization)                     identification no.)

                               125 Lincoln Avenue
                          Santa Fe, New Mexico  87501
             (Address of principal executive offices and zip code)

                                 (505) 982-9292
              (Registrant's telephone number, including area code)



       Securities to be registered pursuant to Section 12(b) of the Act:

                                      NONE



       Securities to be registered pursuant to Section 12(g) of the Act:


                Class A Common Stock, $.01 par value per share
                          Preferred Share Purchase Rights
                            (Title of classes)

       Item 1.  Business

            Incorporated by reference to "Business" beginning on page 18 of the prospectus relating to the offering of shares of Class B Common Stock, $.01 par value per share, of Security Capital Group Incorporated ("Security Capital") included as Exhibit 99.1 hereto (the "Prospectus").


       Item 2.  Financial Information

       Selected Financial Data

            Incorporated by reference to "Selected Financial Information" on page 49 of the Prospectus.

       Management's Discussion and Analysis of Financial Condition and Results of Operations

            Incorporated by reference to "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 50 of the Prospectus.


       Item 3.  Properties

            Incorporated by reference to "Business -- Properties of the Operating Companies" beginning on page 30 and "Business -- Properties of Security Capital" on page 34 of the Prospectus.


       Item 4.  Security Ownership of Certain Beneficial Owners and Management

            Incorporated by reference to "Principal Shareholders" and "Management -- Employment Contracts, Termination of Employment and Change-In-Control Arrangements" beginning on pages 75 and 45, respectively, of the Prospectus.


       Item 5.  Directors and Executive Officers

            Incorporated by reference to "Management" beginning on page 36 of the Prospectus.

       Item 6.  Executive Compensation

            Incorporated by reference to "Management -- Compensation of Directors," "Management -- Executive Compensation," "Management -- Employment Contracts, Termination of Employment and Change-In-Control Arrangements," "Management -- Outside Directors Plan," "Management -- 1995 Option Plan" and "Management -- Other Option Plans" beginning on pages 42, 43, 45, 45, 46 and 48, respectively, of the Prospectus.


       Item 7.  Certain Relationships and Related Transactions

            Incorporated by reference to "Relationships with Operating Companies" and "Certain Relationships and Transactions" beginning on pages 63 and 73 of the Prospectus.


       Item 8.  Legal Proceedings

            Incorporated by reference to "Business -- Legal Proceedings" on page 34 of the Prospectus.


       Item 9. Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters

            There is no established public trading market for Security Capital's Class A Common Stock, $.01 par value per share ("Class A Common Stock"). The Class A Common Stock is not listed or quoted on any securities exchange, quotation system or over-the-counter market. As of July 1, 1997, there were approximately 550 holders of record of the shares of Class A Common Stock.

            Security Capital has not paid dividends during the two most recent fiscal years, and does not expect to declare or pay dividends on the Class A Common Stock. Pursuant to a credit agreement dated as of August 19, 1996, incorporated by reference as an exhibit to this Form 10 Registration Statement, SC Realty Incorporated ("SC Realty"), a wholly owned subsidiary of Security Capital through which Security Capital holds its interests in Security Capital Industrial Trust, Security Capital Pacific Trust, Security Capital Atlantic Incorporated, Homestead Village Incorporated and Security Capital U.S. Realty, may not, in any four quarter period, pay dividends to Security Capital in excess of 100% of SC Realty's cash flow for such four quarter period. SC Realty is prohibited from paying any dividends to Security

Capital during any period in which an event of default under such credit agreement is continuing.

     Information concerning outstanding securities convertible into or exercisable for shares of Class A Common Stock is incorporated by reference to "Shares Available for Future Sale" beginning on page 85 of the Prospectus.


Item 10.  Recent Sales of Unregistered Securities

In February and March 1994, the Registrant sold to accredited investors approximately 285,136 of its Class A Shares for an aggregate purchase price of approximately $425,137,000. In June 1994, the Registrant issued to an accredited investor a warrant to acquire approximately 40,241 Class A Shares in connection with the acquisition of a portfolio of properties by one of the Registrant's consolidated operating companies. In August and September 1994, the Registrant sold approximately 301,968 Class A Shares for an aggregate purchase price of approximately $266,336,000 and an aggregate principal amount of $43,996,000 of its 2014 Convertible Debentures (convertible into an aggregate of approximately 42,061 Class A Shares) to accredited investors. On January 1, 1995, the Registrant issued an aggregate of approximately 54,767 Class A Shares in connection with the merger of Security Capital Group Incorporated, a Delaware corporation ("GROUP"), with and into the Registrant. Pursuant to such transaction, each outstanding share of GROUP's common stock was converted into 1.22 Class A Shares. Also on January 1, 1995, in connection with the acquisition of GROUP the Registrant issued approximately 80,494 Class A Shares and an aggregate principal amount of $70,178,000 of its 2014 Convertible Debentures (convertible into an aggregate of approximately 67,092 Class A Shares) for approximately $70,178,000 of GROUP's outstanding convertible debentures. In addition, on January 1, 1995, the Registrant issued 43,493 Class A Shares and $32,947,000 of its 2014 Convertible Debentures (convertible into an aggregate of approximately 31,498 Class A Shares) to holders of $53,201,000 of convertible notes according to terms of an exchange offer. During the period March 1996 through July 1996, the Registrant sold an aggregate of approximately 307,958 Class A Shares and an aggregate principal amount of $323,048,500 of its 2016 Convertible Debentures (convertible into an aggregate of approximately 279,962 Class A Shares) to accredited investors. In April 1996, the Registrant sold 139,000 shares of Series A Preferred Stock (convertible into a maximum of 105,896 Class A Shares) to an accredited investor. On April 21, 1997, the Registrant agreed to issue an aggregate of 19,938 Class A Shares in exchange for all of the capital stock of an entity owned by the Chairman of the Registrant.

On June 9, 1995, the Registrant instituted an interest reinvestment plan for accredited investors with respect to its 2014 Convertible Debentures, pursuant to which cash interest paid on the 2014 Convertible Debentures may be reinvested into Class A Shares. As of June 30, 1997, 9,753 Class A Shares have been issued pursuant to such plan. On September 4, 1996, the Registrant instituted an interest reinvestment plan for accredited investors with respect to its 2016 Convertible Debentures, pursuant to which cash interest paid on the 2016 Convertible Debentures may be reinvested into Class A Shares. As of June 30, 1997, 2,885 Class A Shares have been issued pursuant to such plan.

Since January 1, 1994, the Registrant has granted options to purchase an aggregate of 91,395 Class A Shares to directors and officers of the Registrant and its subsidiaries. Since January 1, 1996, options to purchase 11,150 Class A Shares at an aggregate exercise price of approximately $2,169,740 and approximately $4,759,680 of 2014 Convertible Debentures (convertible into approximately 5,567 Class A Shares) were exercised. Since January 1, 1994, the Registrant has issued an aggregate of 85 Class A Shares to its directors as compensation for serving in such capacity.

Each non-employee director is currently entitled to receive an annual retainer of $35,000 in cash, or at the election of the director, Class A Shares.

Each of the foregoing transactions was effected without registration under the Securities Act in reliance on the exemption from registration provided pursuant to Section 4(2) and Regulation D promulgated thereunder.


Item 11.  Description of the Registrant's Securities to be Registered

     Incorporated by reference to "Description of Capital Stock" and "Certain Provisions of Maryland Law and of Security Capital's Charter and Bylaws" beginning on pages 78 and 83 of the Prospectus.


Item 12.  Indemnification of Directors and Officers

Article EIGHTH of the Registrant's Charter provides as follows with respect to the indemnification of directors and officers of the Registrant:

  "The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation."

Article NINTH of the Registrant's Charter provides as follows with respect to limitation of liability of it directors and officers:

  "To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a Maryland corporation, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article NINTH, nor the adoption or amendment of any other provision of the charter or Bylaws of the Corporation inconsistent with this Article NINTH, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption."

Article XIII of the Registrant's Bylaws provides as follows with respect to indemnification of its directors and officers and advances for expenses:

  "To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while a director of the Corporation and at the request of the Corporation, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity. The Corporation may, with the approval of its Board of Directors, provide such indemnification and advance for expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation."

  "Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the Bylaws or charter of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption."

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The Charter contains such a provision which limits such liability to the maximum extent permitted by Maryland law.

Maryland law requires a corporation (unless its charter requires otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard or conduct necessary for indemnification by the corporation and (b) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

The Registrant has entered into indemnity agreements with each of its officers and directors which provide for reimbursement of all expenses and liabilities of such officer or director, arising out of any lawsuit or claim against such officer or director due to the fact that he or she was or is serving as an officer or director, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under
Section 16(b) of the Securities Exchange Act of 1934 or (c) relating to judicially determined criminal violations.


Item 13.  Financial Statements and Supplementary Data

     Incorporated by reference to the Security Capital consolidated financial statements and notes thereto beginning on Page F-3 of the Prospectus.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

     Not applicable.

       Item 15.  Financial Statements and Exhibits

            (a)  Financial Statements:
                 See Index to Financial Statements on page F-1 of the Prospectus, which is incorporated herein by reference.

            (b)  Exhibits:
                 See Index to Exhibits, which is incorporated herein by reference.

                                   SIGNATURES

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                 SECURITY CAPITAL GROUP INCORPORATED


       Date: July 29, 1997
                                 By: /s/ JEFFREY A. KLOPF
                                     ------------------------------------------
                                 Name: Jeffrey A. Klopf
                                 Title: Senior Vice President and Secretary

                               INDEX TO EXHIBITS

       Document
        Number                  Document Description
       ---------                --------------------

       3.1 Security Capital Group Incorporated ("Security Capital") Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 4.1 to the Security Capital Registration Statement on Form S-1 as amended on Form S-11 (File No. 333-26037) (the "Form S-1"))

       3.2 Security Capital Amended and Restated Bylaws (incorporated by reference to Exhibit 4.2 of the Form S-1)

       4.1 Form of Rights Agreement between Security Capital and The First National Bank of Boston, as Rights Agent, including the form of Rights Certificate (incorporated by reference to Exhibit 4.3 of the Form S-1)

       4.2 Form of stock certificate for Class A Common Stock of Security Capital (incorporated by reference to Exhibit 4.4 of the Form S-1)

       4.3 Form of stock certificate for Class B Common Stock of Security Capital (incorporated by reference to Exhibit 4.5 of the Form S-1)

       4.4 Form of 12% Convertible Subordinated Debentures due June 30, 2014 (incorporated by reference to Exhibit 4.6 of the Form S-1)

       4.5 Form of 6.5% Convertible Subordinated Debentures due March 29, 2016 (incorporated by reference to Exhibit 4.7 of the Form S-1)

       4.6 Stock Purchase Warrant issued June 30, 1994 by Security Capital to Citibank, N.A. (incorporated by reference to Exhibit 4.9 of the Form S-1)

       10.1 Investor Agreement, dated as of October 28, 1993, between Security Capital Atlantic Incorporated ("ATLANTIC") and Security Capital (incorporated by reference to Exhibit 10.4 to the ATLANTIC Registration Statement on Form S-4 (File No. 333-7071) (the "ATLANTIC Form S-11"))

       10.2 Form of Amended and Restated Investor Agreement between ATLANTIC and Security Capital (incorporated by reference to Exhibit 10.1 to the ATLANTIC Current Report on Form 8-K filed March 26, 1997 (File No. 1-12303) (the "ATLANTIC Form 8-K"))

       10.3 Investor Agreement, dated as of October 17, 1996, by and between Homestead Village Incorporated ("Homestead") and Security Capital (incorporated by reference to Exhibit 10.2 to the Homestead Quarterly Report on Form 10-Q for the quarter ended September 30, 1996 (File No. 1-12269) (the "Homestead Form 10-Q"))

       10.4 Second Amended and Restated Investor Agreement, dated as of July 11, 1994, by and between Property Trust of America ("PTA"), a predecessor to Security Capital Pacific Trust ("PTR"), and Security Capital Realty Incorporated, a predecessor to Security Capital ("SCRI") (incorporated by reference to Exhibit 10.1 to the PTR Current Report on Form 8-K dated July 19, 1994)

       10.5 Form of Third Amended and Restated Investor Agreement between PTR and Security Capital (incorporated by reference to Exhibit 10.1 to PTR's Form 8-K filed March 26, 1997 (File No. 1-10272)(the "PTR Form 8-K"))

       10.6 Supplemental Investment Agreement, dated as of October 1, 1991, by and between PTA and Southwest Realty Advisors Incorporated, a predecessor to SCRI (incorporated by reference to Exhibit 10.70 to PTR's Form S-11 (File No. 33-43201))

       10.7 Second Supplemental Investment Agreement, dated as of December 7, 1993, by and between PTA and SCRI (incorporated by reference to Exhibit 10.2 to PTR's Form 8-K dated May 3,
                   1994)

       10.8 Third Supplemental Investment Agreement, dated as of December 6, 1994, by and between PTA and SCRI (incorporated by reference to Exhibit 10.6 to PTR's Form 10-K for the year ended December 31, 1994)

       10.9 Second Amended and Restated Investor Agreement, dated as of November 18, 1993, between SCI and SCRI (incorporated by reference to Exhibit 10.14 to SCI's Form S-3 (File No. 33-77382))

       10.10 Form of Third Amended and Restated Investor Agreement between SCI and Security Capital (incorporated by reference to Exhibit 10.1 to SCI's Form 8-K filed March 26, 1997 (File No. 1-12846)(the "SCI Form 8-K"))

       10.11 First Supplemental Investment Agreement, dated August 23, 1995, between SCI, Security Capital and SCRI (incorporated by reference to Exhibit 10.11 to SCI's Form 10-K for the year ended December 31, 1995)

       10.12 Second Amended and Restated REIT Management Agreement, dated as of June 30, 1996, between ATLANTIC and Security Capital Realty Services Atlantic Incorporated (incorporated by reference to Exhibit 10.3 to the ATLANTIC Form S-11)

       10.13 Fifth Amended and Restated REIT Management Agreement, dated as of May 21, 1996, between PTR and Security Capital Pacific Incorporated (incorporated by reference to Exhibit 10.9 to PTR's Form 10-K for the year ended December 31, 1996 (the "PTR Form 10-K"))

       10.14 Seventh Amended and Restated REIT Management Agreement, dated June 30, 1996, between SCI and Security Capital Industrial Incorporated (incorporated by reference to Exhibit 10 to SCI's Form 8-K dated August 20, 1996)

       10.15 Form of property management agreement for ATLANTIC's communities (incorporated by reference to Exhibit 10.13 to the ATLANTIC Form S-11)

       10.16 Management Agreement, dated as of September 1, 1995, by and between PTR and SCRI (incorporated by reference to Exhibit
                   10.7 to the PTR Form 10-K)

       10.17 Administrative Services Agreement, dated as of October 17, 1996, between Homestead and Security Capital (incorporated by reference to Exhibit 10.11 to the Homestead Form 10-Q)

       10.18 Form of Administrative Services Agreement between ATLANTIC and Security Capital (incorporated by reference to Exhibit
                   10.2 to the ATLANTIC Form 8-K)

       10.19 Form of Administrative Services Agreement between PTR and Security Capital (incorporated by reference to Exhibit 10.2 to the PTR Form 8-K)

       10.20 Form of Administrative Services Agreement between SCI and Security Capital (incorporated by reference to Exhibit 10.2 to the SCI Form 8-K)

       10.21 Advisory Agreement dated July 5, 1995 between Security Capital U.S. Realty, Security Capital Holdings, S.A. and Security Capital (EU) Management S.A. (incorporated by reference to Exhibit 10.21 of the Form S-1)

       10.22 Acquisition Agreement and Plan of Reorganization dated as of April 24, 1997 among Security Capital, Security Capital BVI Holdings Incorporated and William D. Sanders (incorporated by reference to Exhibit 10.22 of the Form S-1)

       10.23 Amended and Restated Credit Agreement, dated as of August 19, 1996 between SC Realty Incorporated and Wells Fargo Realty Advisors Funding, Incorporated, as agent for the financial institutions identified therein, including form of Revolving Credit Note (incorporated by reference to Exhibit 10.23 of the Form S-1)

       10.24 Amended and Restated Pledge Agreement, dated as of August 19, 1996, by and between SC Realty Incorporated and Wells Fargo Realty Advisors, Incorporated (incorporated by reference to
                   Exhibit 10.24 of the Form S-1)

       10.25 Amended and Restated Guaranty, dated as of August 19, 1996, by Security Capital in favor of Wells Fargo Realty Advisors, Incorporated (incorporated by reference to Exhibit 10.25 of the Form S-1)

       10.26 Form of Indemnification Agreement entered into between Security Capital and each of its directors (incorporated by reference to Exhibit 10.26 of the Form S-1)

       10.27 1996 Security Capital Outside Directors Plan (incorporated by reference to Exhibit 10.27 of the Form S-1)

       10.28 Security Capital 1995 Option Plan (as amended and restated effective as of December 3, 1996) (incorporated by reference to Exhibit 10.28 of the Form S-1)

       10.29 Security Capital Deferred Fee Plan for Directors (incorporated by reference to Exhibit 10.29 of the Form S-1)


       10.30 Security Capital 1991 Option Plan A (as amended and restated effective as of December 3, 1996) (incorporated by reference to Exhibit 10.30 of the Form S-1)

       10.31 Security Capital 1991 Option Plan B (as amended and restated effective as of December 3, 1996) (incorporated by reference to Exhibit 10.31 of the Form S-1)

       10.32 Security Capital 1992 Option Plan A (as amended and restated effective as of December 3, 1996) (incorporated by reference to Exhibit 10.32 of the Form S-1)

       10.33 Security Capital 1992 Option Plan B (as amended and restated effective as of December 3, 1996) (incorporated by reference to Exhibit 10.33 of the Form S-1)

       10.34 Security Capital Realty Investors 1991 Option Plan A (as amended and restated effective December 3, 1996) (incorporated by reference to Exhibit 10.34 of the Form S-1)

       10.35 Security Capital Realty Investors 1991 Option Plan B (as amended and restated effective December 3, 1996) (incorporated by reference to Exhibit 10.35 of the Form S-1)

       10.36 Form of Secured Promissory Note from certain executive officers to Security Capital (incorporated by reference to Exhibit 10.36 of the Form S-1)

       11 Fully Diluted Earnings per Common Share and Common Share Equivalent (incorporated by reference to Exhibit 11 of the Form S-1)

       21 Subsidiaries of Security Capital (incorporated by reference to Exhibit 21 of the Form S-1)

       99.1 Prospectus relating to the initial public offering of Class B Common Stock